EXHIBIT 4.2

AMENDMENT TO RIGHTS AGREEMENT

The Rights Agreement dated as of June 16, 2000 between Hooper Holmes, Inc. and First City Transfer Company is hereby amended as follows:

1.	First City Transfer Company is hereby removed as Rights Agent and Registrar and Transfer Company, a New Jersey corporation (“R&T”), is hereby appointed as the successor Rights Agent with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.

2.	Section 4.4 is hereby amended by deleting the fifth sentence and in its place substituting a new fifth sentence to read as follows:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state in the United States, in good standing, having its principal offices in the State of New York or New Jersey, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and is registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and is qualified to act as a Transfer Agent under the rules of the New York Stock Exchange.”

3.	Section 5.9 is hereby amended to show the Rights Agent’s address as follows:

Registrar and Transfer Company

Attn: Account Executive

10 Commerce Drive

Cranford, New Jersey 07016

IN WITNESS WHEREOF, the parties listed below have caused this Amendment to be duly executed on this 19th day of December, 2002.

HOOPER HOLMES, INC.		REGISTRAR AND TRANSFER COMPANY

By:		By:
	/S/ ROBERT WILLIAM JEWETT		/S/ WILLIAM P. TATLER
	Robert William Jewett Senior Vice President, General Counsel & Secretary		William P. Tatler Vice President